Exhibit 99.24

Lessons From Ferguson: Security Industry a Step Ahead With Camera Technologies

Demand for Certified Armed Security Outstrips Supply, Creating Interest in Pro V2 Devices

ST. LOUIS, MO--(Marketwired - Dec 4, 2014) - In the shadows of a city trying to return to normal, Arizona enhanced non-lethal [ENL] device manufacturer, Guardian 8 Corporation, conducted an instructor certification course in an effort to educate the security industry on the latest technology being used in the protection of emergency rooms, universities and corporate campuses across the country. Guardian 8 Corporation is a wholly owned subsidiary of Guardian 8 Holdings (OTCQB: GRDH).

"In the outcry for body cameras for sworn law enforcement officers, a nation is learning that professional security firms are ahead of the curve in regards to incident documentation and situational accountability," said Guardian 8 CEO[Missing Graphic Reference] Steve Cochennet.

The St. Louis Dispatch reported recently that security firms in the area were citing St. Louis County's process for certifying security officers as a contributing cause in the qualified labor shortage leading up to the grand jury announcement about Officer Darren Wilson. The county expedited the process, but would not grant waivers, citing the high risk associated with using security officers who may not have been properly screened.

"While the timing is coincidental for us to be in St. Louis, the benefits to the security industry in carrying our Pro V2 device is no accident," Cochennet stated. "Rather, it's the fruit of five years of diligent work and collaboration with the industry."

The Pro V2 device emphasizes a layered defense approach to security officer safety and backs up an incident report with images, audio, and event logs detailing discrete functions with 1-second accuracy.

The training of certified Pro V2 instructors took place at an undisclosed location for security reasons, but early adopters of the product were notified in advance of the course.

"It's an opportunity to fill the void of armed security officers and win new corporate accounts," Cochennet said.

About Guardian 8 Holdings

Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the Pro V2, an enhanced non-lethal (ENL) response to threats that revolutionizes how companies keep workplaces safe and mitigate risk. The Pro V2 is a defensive device that provides any operator with non-lethal means to protect themselves and others, allowing time for law enforcement response, while initiating communication and incident recording. The Pro V2 is an intermediate option for response to aggressive subjects, developed as a solution for security professionals seeking a flexible tool with a layered defense approach. Guardian 8 was awarded the "Campus Safety BEST Award" for 2014 in the personal gear and equipment category, one of "Ten Companies to Watch" in March 2014 by the Phoenix Business Journal, and an ASIS Accolades Award for "Security's Best." To learn more about the company and its personal protection product line, visit www.Guardian8.com. Follow Guardian 8 on LinkedIn, YouTube, Facebook and Twitter.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the certification training in St. Louis; actual acceptance of the Pro V2 device by private security companies; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Media Contact
Susan Krause
Sr. Marketing Manager
Guardian 8 Corporation
7432 E. Tierra Buena Lane, Suite 102
Scottsdale, AZ 85260
O: 480-426-1060
C: 480-620-0182
skrause@guardian8.com

Investor Relations
Casey Burt
IN2NE, Corp.
350 SE 8th Street
Pompano Beach, FL 33060
O: 561-929-2324
crburt2@gmail.com